                                                                    EXHIBIT 12.1

                             TENNESSEE GAS PIPELINE
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                FOR THE YEAR ENDED DECEMBER 31,         FOR THE THREE MONTHS
                                                           -----------------------------------------      ENDED MARCH 31,
                                                           1997     1998     1999     2000     2001        2001     2002
                                                           -----    -----    -----    -----    -----       -----    -----
Earnings
    Pre-tax income from continuing operations              $ 152    $ 151    $ 256    $ 237    $ 226       $  88    $  59
    Income from equity investees                             (12)     (12)      (9)     (11)     (14)         (5)      (5)
                                                           -----    -----    -----    -----    -----       -----    -----


    Pre-tax income from continuing operations before
      income from equity investees                           140      139      247      226      212          83       54

    Fixed charges                                            144      172      129      130      122          31       32
    Distributed income of equity investees                    11        7        6       --       --          --       --
    Capitalized interest                                      (1)      (1)      (2)      (6)     (11)         (2)      (2)
                                                           -----    -----    -----    -----    -----       -----    -----

        Totals earnings available for fixed charges        $ 294    $ 317    $ 380    $ 350    $ 323       $ 112    $  84
                                                           =====    =====    =====    =====    =====       =====    =====

Fixed charges
    Interest and debt costs                                $ 144    $ 172    $ 129    $ 130    $ 120       $  31    $  32
    Interest component of rent                                --       --       --       --        2          --       --
                                                           -----    -----    -----    -----    -----       -----    -----

        Total fixed charges                                $ 144    $ 172    $ 129    $ 130    $ 122       $  31    $  32
                                                           =====    =====    =====    =====    =====       =====    =====

Ratio of earnings to fixed charges                          2.04     1.84     2.95     2.69     2.65        3.61     2.63
                                                           =====    =====    =====    =====    =====       =====    =====

For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs and the estimated portion of rental expense representing the interest factor; and (ii) "earnings" represent the aggregate of pre-tax income from continuing operations before income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest.